                                                                     EXHIBIT 4.1

                                ADSTAR.COM, INC.

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                                            CUSIP: 00737P104


This certifies that

is the owner of

               Fully paid and non-assessable shares of Common Stock of the par value of $.0001 per share of AdStar.com, Inc., transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney, upon surrender of this Certificate, properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

     IN WITNESS WHEREOF, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Secretary:
President: